SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, DC  20549



                            FORM 8-K

                         CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934



Date of report (Date of earliest event reported):  June 2, 1999

                         ALPHARMA INC.

       (Exact Name of Registrant as Specified in Charter)


Delaware                 1-8593              22-2095212
(State or Other     (Commission File     (I.R.S. Employer
 Jurisdiction of      Number)             Identification Number)
 Incorporation)



One Executive Drive   Fort Lee, New Jersey                  07024

(Address of Principal Executive Offices)               (Zip code)


Registrant's telephone number, including area code:(201)947-7774


                         Not Applicable

 (Former Name or Former Address, if Changed Since Last Report)

Item 5.   Other Events

     On June 2, 1999, the Registrant issued an aggregate of $170,000,000 principal amount of 3% Convertible Senior Subordinated Notes due 2006 ("Notes") in transactions exempt from registration under the Securities Act of 1933, as amended. The Notes will pay cash interest of 3% per annum, calculated on the initial principal amount of the Notes. The Notes will mature on June 1, 2006 at a price of 134.104% of the initial principal amount. The payment of the principal amount of the Notes at maturity (or earlier, if the Notes are redeemed by the Registrant prior to maturity), together with cash interest paid over the term of the Notes, will yield investors 6.875% per annum. The Notes are redeemable by the Registrant after June 16, 2002.

     The Notes will be convertible at any time prior to maturity, unless previously redeemed, into 31.1429 shares of the Registrant's Class A Common stock per $1,000 of initial principal amount of Notes. This ratio results in an initial conversion price of $32.11 per share. The number of shares into which a Note is convertible will not be adjusted for the accretion of principal or for accrued interest.

     This transaction was lead managed by Warburg Dillon Read LLC, with Bear, Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette Securities Corporation as co-managers. In addition to these three firms, CIBC World Markets Corp. and SG Cowen Securities Corporation also acted as initial purchasers.





Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

     (c)  Exhibits.


       Exhibit No. Exhibit Description

       4.1 Indenture, dated as of June 2, 1999, by and between the Registrant and First Union National Bank, as trustee, with respect to the 3% Convertible Senior Subordinated Notes due 2006.
       4.2 Registration Rights Agreement, dated as of June 2, 1999, by and among the Registrant and the initial purchases named therein.
     99.1   Press Release

                           SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   ALPHARMA INC.



                                   By:  \s\ Jeffrey E. Smith
                                        Jeffrey E. Smith
                                        Executive Vice President
                                        and Chief Financial
                                        Officer

Date: June 17, 1999